UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934

March 19, 2021
Date of Report (Date of earliest event reported)

Pitney Bowes Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-3579	06-0495050
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3001 Summer Street
Stamford, Connecticut 06926
(Address of principal executive offices)

(203) 356-5000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $1 par value per share	PBI	New York Stock Exchange
6.70% Notes due 2043	PBI.PRB	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Indentures

On March 19, 2020, Pitney Bowes Inc. (the “Company”) completed the sale of $400.0 million of 6.875% senior unsecured notes due 2027 (the “2027 Notes”) and $350.0 million of 7.250% senior unsecured notes due 2029 (the “2029 Notes” and, together with the 2027 Notes, the “Notes”).  The Company received net proceeds from the offering of approximately $739.0 million, after deducting related fees and expenses.  The Company used a portion of the proceeds of the offering, together with cash on hand, to (i) repay a portion of the borrowings outstanding under its secured term loan B facility (the “Term Loan B Repayment”), (ii) pay the tender offer consideration for $356.3 million in aggregate principal amount of its 3.875% Notes due 2022 (the “2022 Notes”), 4.700% Notes due 2023 (the “2023 Notes”) and 4.625% Notes due 2024 (the “2024 Notes” and, together with the 2022 Notes and 2023 Notes, the “Existing Tender Notes”) that were validly tendered (and not validly withdrawn) by holders prior to 5:00 p.m., New York City time on March 19, 2021 (the “Early Tender Time”) and accepted by the Company and (iii) pay fees and expenses in connection with the offering.  The Company intends to use the remainder of proceeds of the offering, together with cash on hand, to (i) pay the tender offer consideration payable for any Existing Tender Notes that are tendered after the Early Tender Time and prior to 11:59 p.m., New York City time, on April 2, 2021 (unless extended or earlier terminated by the Company) (the “Expiration Time”), up to the existing series tender cap applicable to each series of Existing Tender Notes pursuant to the concurrent Tender Offers (as described below); and (ii) pay the fees and expenses in connection with the concurrent Tender Offers.

The 2027 Notes were issued pursuant to an indenture, dated March 19, 2021 (the “2027 Notes Indenture”), among the Company, certain subsidiaries of the Company as the guarantors party thereto (the “Guarantors”), and Truist Bank, as trustee (the “Trustee”).  The 2029 Notes were issued pursuant to an indenture, dated March 19, 2021 (the “2029 Notes Indenture” and, together with the 2027 Notes Indenture, the “Indentures”), among the Company, the Guarantors and the Trustee.  The Notes are the general senior unsecured obligations of the Company and are fully and unconditionally guaranteed by the Guarantors, and may be guaranteed by additional subsidiaries of the Company under certain circumstances after the issue date of the Notes.  Each Indenture limits the ability of the Company and certain of the Company’s subsidiaries to, among other things, incur or create certain liens, incur certain guaranteed indebtedness for borrowed money or capital markets debt and consolidate or merge with, or convey, sell or lease all or substantially all of the Company’s assets to, another person. Certain of these covenants are subject to suspension upon the occurrence of certain events as set forth in the applicable Indenture.

The Company may redeem the Notes of either series, in whole or in part, at any time and from time to time prior to March 15, 2024 at a price equal to 100% of the aggregate principal amount of the Notes of such series, plus accrued and unpaid interest, if any, to, but excluding, the applicable redemption date, plus an applicable make-whole premium.  The Company may redeem the Notes of either series, in whole or in part, at any time and from time to time on or after March 15, 2024, at the applicable redemption prices set forth in the applicable Indenture, plus accrued and unpaid interest, if any, to, but excluding, the applicable redemption date.  In addition, the Company may redeem up to 40% of the aggregate principal amount of the Notes of either series at any time prior to March 15, 2024 in an amount not to exceed the net cash proceeds from certain equity offerings at a redemption price of 106.875% (in the case of the 2027 Notes) and 107.250% (in the case of the 2029 Notes), plus accrued and unpaid interest, if any, to, but excluding, the applicable redemption date.

If a change of control (as defined in the applicable Indenture) occurs and a series of Notes are rated below specified ratings within a specified period of time after the occurrence of such change of control, the Company must give all holders of such series of Notes the opportunity to sell to the Company their Notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase.

Each Indenture contains customary events of default, which include (subject in certain cases to customary grace and cure periods) nonpayment of principal or interest; breach of other covenants or agreements in the Indenture; certain events of bankruptcy affecting the Company or any of its significant subsidiaries; and failure of certain guarantees of the Notes to be enforceable.

The offering and sale of each series of Notes was not registered under the Securities Act of 1933, as amended, and the Notes may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  The Notes were resold to persons reasonably believed to be “qualified institutional buyers” in the United States as defined in Rule 144A under the Securities Act of 1933, as amended, and non-U.S. persons outside the United States under Regulation S under the Securities Act of 1933, as amended.

The foregoing description of the Indentures and the Notes does not purport to be complete and is qualified in its entirety by reference to the Indentures and the forms of Notes, copies of which are attached as Exhibits 4.1, 4.2, 4.3 and 4.4 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference.

First Amendment to the Credit Agreement

On March 19, 2021 the Company entered into a First Amendment (the “Amendment”) to the Credit Agreement, dated as of November 1, 2019 (as previously amended, the “Existing Credit Agreement”), by and among the Company, the subsidiaries of the Company party thereto, the lenders and issuing banks party thereto and JPMorgan Chase Bank, N.A., as administrative agent (“JPM”).  The Amendment provides for (i) extending the maturity date of each of the revolving loan and tranche A term loan facilities outstanding under the Existing Credit Agreement to the fifth anniversary of the Amendment effective date, (ii) delaying the step-downs applicable to the total adjusted leverage ratio financial covenant, (iii) increasing the size of the baskets available to incur incremental first lien secured debt (from $200.0 million to $300.0 million) and make distributions and dividends (from $50.0 million to $150.0 million), (iv) increasing the first lien leverage ratio incurrence test subject to which unlimited additional first lien debt may be incurred (from 2.25:1.00 to 2.75:1.00) and unlimited dividends and distributions may be made (from 2.50:1.00 to 3.00:1.00) and (v) certain other changes set forth in the Amendment.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference.

First Refinancing Facility Agreement

On March 19, 2021, the Company entered into a First Refinancing Facility Agreement (the “Refinancing Agreement”) to the Existing Credit Agreement. The Refinancing Agreement provides for the incurrence of a $450.0 million senior secured tranche B term loan facility (the “New Term Loan B Facility”).  The proceeds of the New Term Loan B Facility were used for a portion of the Term Loan B Repayment.  Loans under the New Term Loan B Facility bear interest at LIBOR plus 4.00% and amortize at a rate of 1.00% per annum.  The New Term Loan B Facility matures on March 19, 2028.

The foregoing description of the Refinancing Agreement does not purport to be complete and is qualified in its entirety by reference to the Refinancing Agreement, a copy of which is attached as Exhibit 10.2 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference.

ITEM 2.03.	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

ITEM 8.01.	OTHER EVENTS.

On March 22, 2020, the Company issued a press release announcing the early tender time results of its previously announced cash tender offers (each, a “Tender Offer” and together, the “Tender Offers”) to purchase up to $375.0 million aggregate principal amount of its outstanding Existing Tender Notes. Additionally, the Company announced that it amended the terms and conditions of the Tender Offers to (i) extend the deadline for receiving the applicable early tender premium with respect to the 2024 Notes through the Expiration Time (unless extended or earlier terminated by the Company), (ii) increase the maximum aggregate principal amount of 2023 Notes that it will accept for purchase from $125.0 million to $180.0 million and (iii) increase the maximum aggregate principal amount of 2022 Notes that it will accept for purchase from $25.0 million to $80.0 million.  A copy of the press release announcing the early tender time results of and amendments to the Tender Offers is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and is hereby incorporated herein by reference.

This Current Report on Form 8-K, including the press release incorporated by reference, is neither an offer to sell nor a solicitation of offers to buy any Existing Tender Notes.  The Tender Offers are being made only pursuant to the offer to purchase of the Company, dated March 8, 2020.  The Tender Offers are not being made to holders of Existing Tender Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

Exhibit Number	Description

4.1	Indenture, dated March 19, 2021, among Pitney Bowes Inc., the guarantors party thereto and Truist Bank, as trustee, with respect to Pitney Bowes Inc.’s 6.875% Senior Notes due 2027.
4.2	Indenture, dated March 19, 2021, among Pitney Bowes Inc., the guarantors party thereto and Truist Bank, as trustee, with respect to Pitney Bowes Inc.’s 7.250% Senior Notes due 2029.
4.3	Form of 6.875% Senior Notes due 2027 (included in Exhibit 4.1).
4.4	Form of 7.250% Senior Notes due 2029 (included in Exhibit 4.2).
10.1
First Amendment, dated as of March 19, 2021, among Pitney Bowes Inc., the subsidiaries of Pitney Bowes Inc. party thereto, the lenders and issuing banks party thereto, and JPMorgan Chase Bank, N.A., as administrative agent.

10.2
First Refinancing Agreement, dated as of March 19, 2021, among Pitney Bowes Inc., the subsidiaries of Pitney Bowes Inc. party thereto and JPMorgan Chase Bank, N.A., as administrative agent and refinancing tranche B term lender.

99.1	Press Release of Pitney Bowes Inc., dated March 22, 2021.
(104)	The cover page Pitney Bowes Inc.’s Current Report on Form 8-K, formatted in Inline XBRL (included as Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pitney Bowes Inc.

By:	/s/ Debbie D. Salce
	Name:	Debbie D. Salce
Date: March 23, 2021	Title:	Vice President and Treasurer